EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements give effect to the merger transaction between Avatech Solutions Inc. (“Avatech”) and Rand Worldwide Inc. (“Rand Worldwide”) which was completed on August 17, 2010 (the “Closing Date”). All references to the consolidated entity of both Avatech and Rand Worldwide are identified herein as the “Company.” Effective January 1, 2011, the Company officially changed its name to Rand Worldwide Inc.
     For accounting purposes, Rand Worldwide was deemed to have acquired Avatech in the merger transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Avatech, while the historical results of Rand Worldwide are reflected in the results of the combined company. For purposes of these unaudited pro forma condensed combined financial statements, Rand Worldwide and Avatech have made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on their fair value at the acquisition date. A final determination of these estimated fair values will be made in due course. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the finalization of the valuation analyses.
     The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Rand Worldwide and Avatech, adjusted to give effect to the acquisition of Avatech by Rand Worldwide. The pro forma adjustments are described in the accompanying notes presented on the following pages.
     Prior to the acquisition, Rand Worldwide’s fiscal year end was October 31 and Avatech’s fiscal year end was June 30, but immediately following the merger, Rand Worldwide changed its fiscal year to June 30 in order to match the fiscal year end of Avatech. For the purposes of the pro forma presentation, fiscal periods of the two entities whose end dates were thirty days or fewer apart were deemed to be comparable.
     The unaudited pro forma statement of operations gives effect to the merger based on the historical statements of operations of the Company included in its quarterly report on Form 10-Q for the period ended December 31, 2010 that was filed on February 14, 2011 and that of Avatech for the period prior to the merger from July 1, 2010 through August 17, 2010.
     The following unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Rand Worldwide and Avatech been combined during the specified periods. The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical	Historical	Pro forma
	Company	Avatech
	Six Months Ended	Period Ended August
	December 31,	17,	Adjustments
	2010	2010	(Note 2)		Combined
Revenues:
Product sales	$20,166,000	$2,369,000	$—		$22,535,000
Service revenue	9,892,000	865,000	—		10,757,000
Commission revenue	8,432,000	775,000	—		9,207,000

	38,490,000	4,009,000			42,499,000

Cost of revenue:
Cost of product sales	13,349,000	1,695,000	—		15,044,000
Cost of service revenue	7,004,000	593,000	89,000	(A)	7,686,000

	20,353,000	2,288,000	89,000		22,730,000

Gross margin	18,137,000	1,721,000	(89,000)		19,769,000
Other operating expenses:
Selling, general and administrative	17,601,000	2,141,000	(2,576,000	) (B)	17,166,000
Depreciation and amortization	837,000	65,000	49,000	(C)	951,000

	18,438,000	2,206,000	(2,527,000)		18,117,000

Operating (loss) income	(301,000)	(485,000)	2,438,000		1,652,000
Other expense, (income), net	501,000	(3,000)	(124,000	) (D)	374,000

Loss before income taxes	(802,000)	(482,000)	2,562,000		1,278,000
Income tax expense (benefit)	97,000	(117,000)	140,000	(E)	120,000

Net (loss) income	$(899,000)	$(365,000)	$2,422,000		$1,158,000

Loss per common share, basic	$(0.03)	$(0.02)			$0.03
Loss per common share, diluted	$(0.03)	$(0.02)			$0.02

Shares used in computing income (loss) per common share:
Weighted average shares used in computation — basic	47,288,544	17,168,162			39,758,449

Weighted average shares used in computation — diluted	47,288,544	17,168,162			51,011,837
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION
1. Basis of Presentation
     On the Closing Date, Avatech Solutions, Inc., a Delaware corporation (“Avatech”), acquired all of the issued and outstanding capital securities of Rand Worldwide, Inc., a Delaware corporation (“Rand Worldwide”), in a reverse merger transaction (the “Acquisition”). The Acquisition was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Closing Date, by and among Avatech, ASRW Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Avatech (“Merger Sub”), Rand Worldwide, and RWWI Holdings LLC (“RWWI”), a Delaware limited liability company and the sole stockholder of Rand Worldwide. At the effective time of the Acquisition (the “Closing”), Merger Sub merged with and into Rand Worldwide, with Rand Worldwide as the surviving entity. As a result of the Acquisition, Rand Worldwide became a wholly-owned subsidiary of Avatech. The Acquisition is intended to qualify as a tax-free reorganization within the meaning of Section 368 of Internal Revenue Code of 1986, as amended. The Acquisition is being accounted for as a reverse acquisition because the number of shares issued to the former shareholders of Rand Worldwide, Inc. represent more than 50% of the number of shares of Avatech’s Common Stock outstanding immediately after the Acquisition. For accounting purposes, Rand Worldwide is deemed to be the continuing reporting entity. All references to the consolidated entity of both Avatech and Rand Worldwide are identified herein as the “Company.” Effective January 1, 2011, the Company officially changed its name to Rand Worldwide Inc.
2. Recapitalization and Merger Transaction
     Immediately prior to the Acquisition, Rand Worldwide was recapitalized. The holders of its common stock, redeemable preferred stock and term notes converted and exchanged their respective securities for membership interests in RWWI, formerly a subsidiary of Rand Worldwide. Simultaneously, Rand Worldwide merged with a subsidiary of RWWI with Rand Worldwide being the surviving entity. As a result of this exchange of Rand Worldwide securities for RWWI membership interests, (i) RWWI became the sole stockholder of Rand Worldwide and (ii) all of the associated financial obligations of the then outstanding redeemable preferred stock and term notes were settled in full and such securities no longer remain outstanding.
     On the Closing Date, RWWI received an aggregate of 34,232,682 shares (the “Merger Shares”) of Avatech’s common stock, par value $.01 per share (“Common Stock”), in exchange for all of the outstanding shares of capital stock of Rand Worldwide. Of this number, 28,800,022 shares (the “Initial Shares”) are currently held by RWWI and 5,432,660 shares (the “Escrowed Shares”) are being held in escrow by Avatech for the benefit of RWWI for up to 18 months from the Closing Date (the “Escrow Period”). RWWI may be required to surrender some or all of the Escrowed Shares to Avatech in certain circumstances described below. After giving effect to the issuance of the Merger Shares, the Merger Shares represent approximately 66.1% of Avatech’s outstanding shares of Common Stock.
     In addition to its Common Stock, Avatech has a total of 1,189,209 shares of its Series D Convertible Preferred Stock and 937 shares of its Series E Convertible Preferred Stock outstanding (each, an “Outstanding Preferred Share” and collectively, the “Outstanding Preferred Shares”), which are presently convertible into 2,180,234 and 1,441,539, respectively, shares of Common Stock. The terms of the Outstanding Preferred Shares entitle the holders thereof to vote together with holders of Avatech’s Common Stock, as a single class, on any matter submitted to holders of Avatech’s Common Stock, with each Outstanding Preferred Share entitled to one vote for each share of Common Stock into which such Outstanding Preferred Share is then convertible. When calculated based on the number of shares of Avatech common stock outstanding on a fully diluted basis, the common stock issued to RWWI is equal to approximately 59.3% of the total common equivalent shares as of the date of the Merger.
     The Merger Agreement provides that if, at any time during the Escrow Period, any of the Outstanding Preferred Shares are redeemed or purchased, then RWWI will surrender to Avatech that number of Escrowed Shares equal to 150% of the number of shares of Common Stock into which such redeemed Outstanding Preferred Shares could have been converted immediately following the Closing after giving effect to the issuance of the Initial Shares. Any Escrowed Shares so surrendered will be canceled and will constitute authorized but unissued shares of Common Stock. During the Escrow Period, RWWI will have all the rights and liabilities of a stockholder with respect to the outstanding Escrowed Shares, including the right to vote such Escrowed Shares and the right to receive dividends and other distributions thereon. Upon the expiration of the Escrow Period, all Escrowed Shares that have not been surrendered to Avatech during the Escrow Period will be delivered to RWWI.

3. Purchase Accounting
     Accounting Standards Codification (“ASC”) No. 805, Business Combinations, states that a reverse acquisition occurs if the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is the acquirer for accounting purposes. In the Acquisition, Avatech issued equity securities to RWWI and, because those equity securities represented more than 50% of the outstanding shares immediately after the Acquisition, Avatech is considered the acquiree for accounting purposes.
     ASC No. 805 also states that a business combination in which the acquirer and the acquiree exchange only equity interests, the acquisition-date fair value of the acquiree’s equity interest may be more reliably measurable than the acquisition-date fair value of the acquirer’s equity interests. Accordingly, the fair value of the consideration transferred in the Acquisition is based on the fair value of Avatech’s equity interest as of the Closing Date since Avatech is publicly traded with a quoted and reliable market price.
     The total purchase price was calculated as the fair value of the equity consideration transferred to RWWI, plus an increment representing a control premium, and was estimated to be $14.2 million in total. Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Avatech based on their estimated fair values as of the Closing Date. The excess of the fair value of acquired assets and liabilities assumed over the purchase price is reflected as goodwill.
     The Company engaged a firm to perform a valuation analysis of the acquired assets and assumed liabilities. It was concluded that the net book value of Avatech’s current assets, current liabilities, property and equipment, other non-current assets and other non-current liabilities as of the Closing Date approximated their respective fair value. Accordingly, for the purposes of the pro forma presentation, the Company assumed that the carrying value of these same items as of the date of the pro forma condensed consolidated balance sheet also approximated their respective fair values; the net of all such items being $3.9 million as of March 31, 2010. The fair value of trade names and customer lists acquired in the Merger was $2.6 million and $3.0 million, respectively. In addition, a deferred tax liability of $2.2 million, based upon the valuation of these acquired intangible assets, was recorded. The fair value of Avatech’s deferred revenue was $1.0 million. The resulting goodwill was $7.9 million as of the Closing Date.

4. Pro Forma Adjustments
     The unaudited pro forma condensed combined financial statements include adjustments to give effect to capital transactions of Rand Worldwide occurring in connection with the Acquisition, the acquisition of Avatech by Rand Worldwide for accounting purposes and certain other material items directly attributable to the Acquisition. These adjustments are described as follows:
(A)	This adjustment conforms the reporting of certain costs and expenses such that their classification is consistent between the combined companies for the periods presented. There is no impact on net income (loss) from continuing operations as a result of these reclassifications. This adjustment was also included in adjustments listed in tickmark “B” below.

(B)	This net adjustment includes:
a.	The elimination of the salary and benefit costs related to certain employees terminated as a result of the Acquisition totaling $1,109,000.

b.	The acceleration of certain deferred compensation charges related to stock options granted to employees of Avatech, the vesting for which accelerated as a result of the Acquisition. As a result, incremental compensation charges related to the acceleration were $151,000.

c.	Professional fees of $932,000 for legal and accounting audit expenses.

d.	Miscellaneous expenses of $295,000 related to office closures, board fees and the corporate name change.

e.	The reclassification of $89,000 (see tickmark “A” above) in cost of Services revenue is to make the classification of expenses consistent between the combined companies.
(C)	This net adjustment records the new amortization expense related to the value assigned to the identified intangible assets. The acquired customer list and the acquired trade names are assumed to have useful lives of fifteen years and the amortization has been recorded on a straight-line basis.

In addition, amortization charges previously recorded by Avatech have been reversed as those intangible assets no longer have carrying value in the combined company.

(D)	This adjustment eliminates the interest expense recorded by Rand Worldwide related to its term loans, which as a result of the Acquisition are no longer outstanding.

(E)	This adjustment records the net tax effect of the pro forma adjustments that impact income (loss) before income taxes. The incremental tax expense is calculated assuming a statutory federal rate of 34.0% and a blended state rate of 5.38%. The differences between the statutory rates and the effective rates relate to the permanent book to tax difference consisting of goodwill impairment and other non-deductible expenses. Federal tax is calculated on a consolidated level; however, state tax is calculated at the separate entity level, resulting in a combined effective state rate of -9.5% for the 6 month period. The federal tax effective rate for the 6 month period is 0%. The total federal and state tax effective rate for the 6 month period is -9.5%. A valuation allowance adjustment was applied for the 6 month period for the entire federal tax benefit and a portion of state tax benefit for net operating losses.